Exhibit 99.1

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM, and I want to welcome you to our fourth quarter 2019 earnings presentation.  I’m here with Jim Kavanaugh, IBM’s Senior Vice President and Chief Financial Officer.

We’ll post today’s prepared remarks on the IBM investor website within a couple of hours, and a replay will be available by this time tomorrow.  Some comments made in this presentation may be considered forward looking under the Private Securities Litigation Reform Act of 1995.  These statements involve factors that could cause our actual results to differ materially.  Additional information about these factors is included in the company’s SEC filings.

Our presentation also includes non-GAAP measures, to provide additional information to investors.  For example, consistent with last quarter’s format, we present revenue growth at constant currency throughout the presentation.  In addition, to provide a view consistent with our go-forward business, we’ll focus on constant currency growth adjusting for the divested businesses for the impacted lines of total revenue, cloud and our geographic performance.  We have provided reconciliation charts for these and other non-GAAP measures at the end of the presentation, and in the 8-K submitted to the SEC.

I also want to remind you that IBM’s revenue, profit and earnings per share reflect the impact of purchase accounting and other transaction-related adjustments associated with the acquisition of Red Hat.  These adjustments and charges are primarily non-cash.

So with that, I’ll turn the call over to Jim.

Overview

Thanks Patricia, and thanks to all of you for joining us.

We had a solid finish to 2019.  In the fourth quarter, we grew revenue at actual rates, and it was up three percent at constant currency excluding divestitures.  Our operating gross margin was up over two points, which is the best margin expansion in some time.  We delivered $4.2 billion of operating net income, and $6 billion of free cash flow.  And we had $4.71 of operating earnings per share.  We also reduced our debt balance by another $3 billion in the quarter, for a total reduction of $10 billion since the end of June.

This caps off a year with $77 billion of revenue, $12.81 of operating earnings per share, and about $12 billion of free cash flow, in line with our expectations.

In 2019, we took a number of actions to strengthen our foundation for the next chapter of our clients’ digital reinventions.  We acquired Red Hat, with the number one Linux operating system, RHEL, and the leading hybrid cloud platform, OpenShift.  We modernized our software portfolio, making it cloud-native and optimized for OpenShift.  We announced the industry’s first public cloud designed specifically for financial services.  We expanded our services offerings and skills for the cloud journey, including consulting and technology services for Red Hat and multicloud management.  We expanded the reach of our Watson AI offerings, and we are leading the industry in our approach to trust and transparency for data and AI.  We continued to deliver innovation in areas like our new z15 mainframe and quantum.  And we divested select software and services businesses as we continue to prioritize our investments and optimize our portfolio.

With three percent revenue growth, we’ve started to see the benefits in our fourth quarter results.  Cloud and Cognitive Software revenue was up nine percent.  We had growth in all three lines of business, reflecting demand across our software portfolio.  We had good adoption of our Cloud Paks, continued growth in security and Red Hat again posted strong performance.

In Global Business Services, we had continued growth in consulting and in application modernization projects, as we help our clients on their digital journeys.  We’re also seeing this in our GBS signings this quarter, including acceleration in new Red Hat engagements.

Global Technology Services revenue was down four percent, in line with the expectations we discussed last quarter.  We expanded Global Technology Services gross margin, consistent with our focus on managing the business for margin and profit.  And in Systems, we had a good start to our z15 cycle and growth in high-end storage, resulting in double-digit revenue growth and gross margin expansion in the segment.

Across our segments, our Cloud revenue growth improved to 23 percent this quarter, and our cloud revenue for the year was $21 billion.  By leveraging our technology, incumbency and expertise to help our clients with their journeys to cloud, it now represents 27 percent of our revenue.

Hybrid Cloud and Red Hat

We know there’s a lot of interest in our hybrid cloud approach including Red Hat, so I’ll focus on that up front.  As we have said, the next chapter of cloud will be driven by mission-critical workloads managed in a hybrid, multicloud environment.  This will be based on a foundation of Linux, with containers and Kubernetes.

This quarter we had strong performance in RHEL and OpenShift.  Red Hat’s normalized revenue was up 24 percent, eclipsing a billion dollars in a quarter for the first time.

In August, we introduced Cloud Paks, cloud-native software that simplifies deployment, reduces operational costs, and allows clients to build once and run anywhere.  Cloud Paks bring together IBM middleware, AI, management and security, and Red Hat’s OpenShift platform.  Our strong performance in Cloud Paks this quarter is an example of the synergy from the IBM and Red Hat combination.

As we look forward, the largest hybrid cloud opportunity is in services –advising clients on architectural choices, moving workloads, building new applications and of course managing them.  With IBM Services’ expertise in digital reinventions and managing mission-critical workloads, we are well positioned to help our clients on this journey.

And now in the fourth quarter, demand for our cloud capabilities continued to ramp and we’re starting to realize the synergies across IBM and Red Hat.  We see it in our total cloud revenue, which as I said was up 23 percent, and we see it in our combined software revenue growth of nine percent.  Across GBS and GTS, we nearly doubled the number of new services engagements leveraging Red Hat versus last quarter.  We’re continuing to expand our client base, and now have over 2,000 clients using Red Hat and IBM container solutions. And we doubled the number of Red Hat large deals versus the previous quarter, with 21 customers with deals greater than $10 million.

And as I said, Red Hat’s normalized revenue is up 24 percent.  Within that, Infrastructure revenue, which is predominantly RHEL, was again up double-digits, and a point higher than last quarter’s rate.  We’re continuing to take share with RHEL as clients put more of their enterprise workloads on Linux.  Revenue in Application Development and emerging technologies was up over 50 percent this quarter, driven by OpenShift and Ansible.  As I mentioned, IBM’s Cloud Paks include the OpenShift platform, and so as we sell Cloud Paks, this drives additional Red Hat OpenShift revenue.  The transactional nature of Cloud Pak sales accelerated the revenue growth of OpenShift and total Red Hat, reflecting IBM’s seasonally strongest quarter.

Our partners also see the value of IBM and Red Hat.  For example, we’re expanding IBM’s partnership with Workday, one of our most important enterprise-wide business platform providers.  As Workday grows, it has committed to using the Red Hat portfolio as a key component of its service delivery infrastructure.  Workday is also expanding its use of the IBM Cloud.  We’re also extending our partnership with Box.  Box has chosen Red Hat to help power its IT infrastructure and Watson as its preferred AI provider for intelligent business processes.  IBM and Box are also working together to deliver joint solutions focused on governance, security and AI.

And so we are off to a great start with Red Hat, with a solid revenue trajectory and expanding client base, both good indicators of our clients’ confidence in the value of IBM and Red Hat together.

Key Financial Metrics

So let me turn to IBM’s key financial metrics.  Similar to last quarter, IBM’s revenue, profit, and operating earnings per share reflect the impact of Red Hat’s non-cash, transaction-related activity and adjustments.

Our revenue of $21.8 billion was up more than $3.7 billion sequentially – that’s above the high end of the range we discussed in October.  Strong transactional performance drove our three percent year-to-year revenue growth.  With the contribution from our high-value software and systems, our operating gross margin was up 230 basis points, and our gross profit dollars were up five percent.

Our operating expense was up 15 percent reflecting the impact of Red Hat, and significant investments we’re making to strengthen our foundation for chapter two, and deliver sustainable revenue growth.  The majority of the increase, ten of the 15 points, is driven by acquisitions and divestitures.  This includes Red Hat’s operational spending and higher interest expense associated with the incremental debt we took on.  The ten-point increase also reflects a year-to-year benefit from divested businesses, including a gain of about $135 million associated with a divestiture completed in the fourth quarter.  But to be clear, the benefit from the divestiture gain is more than offset by the investments we’re making in innovation and in go-to-market capabilities.  Over the last couple of quarters we’ve had higher spending for our z15 launch, for the containerization of our software, and for research in areas like quantum.  And you see that in higher base expense across SG&A, research and development, which together with lower IP income drove four points of our expense increase.

Our operating tax rate in the quarter reflects a full year rate of about nine percent, versus the “all-in” operating tax rate of nine to ten percent we previously discussed.

Looking at our free cash flow, as I said earlier, we generated $6 billion in the quarter, and nearly $12 billion for the year.  That’s 126 percent of GAAP net income.  Our strong cash generation and focus on capital allocation leaves us with a stronger balance sheet, ending the year with a cash balance of about $9 billion, and an improved debt profile with $10 billion of debt reduction in the second half.

Cloud & Cognitive Software Segment

So now I’ll turn to the segment results, starting with Cloud and Cognitive Software, which was up nine percent this quarter.

We had growth across all three lines of business of Cloud and Data Platforms, Cognitive Applications, and Transaction Processing Platforms.  And cloud revenue in the segment was up over 75 percent, demonstrating good adoption of our hybrid cloud solutions, including Red Hat and Cloud Paks.

Looking at the business areas, Cloud and Data Platforms revenue was up 20 percent this quarter.  This is one area we’re starting to see the synergies of bringing IBM and Red Hat together.  We had broad-based traction across the suite of Cloud Paks that addresses workloads from automation to data to integration.  Clients are realizing the benefits of hybrid cloud with this containerized middleware and data platform software portfolio, including faster deployment and improved automation.

Cognitive Applications grew this quarter, reflecting the strength of our AI-led software solutions, including areas like Security and IoT.  We are continuing to drive new innovations in these areas.  In November, we launched the Cloud Pak for Security, and early client reaction has been positive.  This offering allows clients to integrate their security tools and connect to existing data sources, enabling them to resolve security incidents more quickly, using open standards.  This is the way we believe companies will effectively handle security in the hybrid cloud era and get more value for what they’ve already invested in cybersecurity.  In IoT, we announced Maximo Asset Monitor. This is a new AI-powered monitoring solution designed to help maintenance and operations leaders better understand and improve the performance of their high-value physical assets.  This new offering extends the Maximo suite, deployed in nearly 100 countries and recognized by IDC as a leader for Enterprise Asset Management applications.

And then in Transaction Processing Platforms, revenue also grew this quarter.  This performance reflects the value we provide clients managing critical workloads, and their preference for predictability in IT spend.  While not directly correlated, new innovation, like the z15 mainframe, bolsters clients’ confidence and drives commitment to our platform for the longer term.

Looking at the profit for this segment, the decline in pre-tax margin was driven by the purchase accounting impacts from the Red Hat acquisition.

We are pleased with the momentum in Cloud and Cognitive Software in 2019.  Revenue was up six percent for the year, driven by the hybrid cloud strategy, modernization of our software portfolio and the strength of IBM and Red Hat together.

Global Business Services Segment

Moving to Global Business Services, our revenue was flat in the quarter, and up for the year.

In GBS, we bring together industry and technical expertise to help clients with their digital reinventions.  As we enter chapter two, clients are making architectural choices and embarking on application-led transformations.  We’ve been investing in offerings and capabilities to help advise clients, and move their applications to a hybrid multicloud.

Against this backdrop, our consulting revenue grew four percent, driven by services that enable each phase of our clients’ digital journey.  We again had growth in application modernization and development, next-generation enterprise applications like S/4 Hana and Salesforce, and in offerings that use AI to unlock new opportunities and realize productivity improvements.  We see this at ExxonMobil, where GBS iX partnered with the client to create its recently announced ExxonMobil Rewards+, the all-in-one loyalty and payment application, which is hosted on the IBM Cloud.

Our Application Management performance reflects continued revenue growth across the offerings that build and manage cloud applications.  The year-to-year decline in AMS reflects strong prior year performance, driven by the achievement of significant milestones across a few accounts.

In Global Process Services revenue declined, as demand is shifting from traditional BPO offerings to new business platforms around intelligent workflows.

Overall, we had good signings performance across all three lines of business in GBS, with strong demand in digital strategy and iX, cloud application development and modernization, and offerings around intelligent workflows. We more than doubled our Red Hat signings sequentially and had 50 new client engagements in the quarter with companies such as Honda, Toyota, and Vodafone.

Turning to profit, GBS gross margin was 27 percent.  While this is flat year to year, we had margin contribution from yield on our contract delivery improvements, mix shift to higher value content, and currency benefit from leveraging our global delivery resource footprint.  This was offset by investments we’re making in capacity and offerings to capture the market opportunity.

Overall, GBS had another solid year, with full year revenue growth of two percent and gross margin expanding by almost a point.

Global Technology Services Segment

In Global Technology Services, revenue declined four percent, consistent with our expectations as we came into the quarter.  We again had year-to-year declines due to lower client business volumes, impacting some of the more traditional labor-based managed services.

We are taking actions to accelerate the shift to higher value segments of the market opportunity.  We are introducing new managed services offerings for public and private cloud, in areas like cybersecurity, data management, and hybrid orchestration.  We are investing in joint services offerings across GBS and GTS, and deploying joint go-to-market capability, as clients look for solutions across applications and infrastructure.  We are expanding our cloud data center footprint.  And we are taking structural actions to improve our cost competitiveness, while deploying a more asset-based delivery model.

Our incumbency is a huge differentiator as the shift of mission-critical workloads to the cloud accelerates, given our intimate knowledge of our clients’ industry, business, and regulatory requirements.  An example is the first financial services-ready public cloud that I mentioned earlier.  We developed this, in collaboration with Bank of America, leveraging our knowledge of the financial services industry environment to address the requirements for regulatory compliance, security, and resiliency.

We continued to have solid growth in our cloud offerings in GTS, with 13 percent growth in cloud revenue and double-digit growth in cloud signings.  This quarter, clients such as Banco Sabadell and Broadridge are turning to IBM to enable their transition to cloud.  At Banco Sabadell, IBM will modernize the bank’s IT environment.  We’re bringing together IBM Services and Red Hat OpenShift to deploy new cloud-native applications and modernize existing ones, while meeting the bank’s security and regulatory requirements.  And, at Broadridge, we are moving their mission-critical workloads to the cloud. This solution will leverage our deep financial services industry expertise and open source capabilities to allow Broadridge to provide industry-leading solutions.

Turning to profit, we had good gross margin performance in GTS.  Our year-to-year gross margin expansion of 20 basis points was driven by continued scale out of our public cloud, the mix of our portfolio, and our productivity actions.  And we had the largest sequential improvement in pre-tax margin in some time.

Systems Segment

In Systems, revenue was up 16 percent this quarter.  Growth in IBM Z and Storage was mitigated by a decline in Power.

IBM Z was up a strong 63 percent.  The performance reflects our first full quarter of z15, and demonstrates the client demand for technology that addresses data privacy and resiliency, across hybrid cloud.  We shipped the highest MIPs in history this quarter, driven by growth in new workloads.  And we’ve already seen broad adoption of the new mainframe across a number of industries and countries.  For example, we see large financial institutions migrating their global mainframe footprint to z15 as a critical backbone of their environment and cloud-native strategy.  Cloud-native development simplifies building new applications and modernizing existing ones.  This gives developers a consistent way to deploy their applications across public and private clouds, while taking advantage of the underlying performance, resiliency and security of IBM Z.  And in October, we announced Red Hat OpenShift for IBM Z, bringing together the industry’s most comprehensive enterprise container and Kubernetes platform with the enterprise server platforms of IBM Z and Linux One.  With these unique innovations, IBM Z continues to deliver a high-value, secure and scalable platform for our clients.

In the fourth quarter, Power declined.  I’ll remind you that last year we launched our next generation POWER9 processors in the high end, as well as completed the roll-out of our supercomputers for the U.S. Department of Energy.

Storage revenue was up three percent, led by growth in the high end.  In November we launched the next generation high-end storage system, DS8900.  This new system, tightly integrated with the z15 mainframe, offers industry-leading response times, availability and pervasive end-to-end encryption.

Looking at profit, our Systems pre-tax margin was up more than five points reflecting the benefit from new hardware launches.

New innovation is fundamental to this segment, and we’ve accomplished a lot this year with the release of both the new z15 mainframe and DS8900 high-end storage.

Cash Flow and Balance Sheet Highlights

Now turning to cash, we generated $6.7 billion of cash from operations, excluding our financing receivables, and $6 billion of free cash flow.  This capped off a year with $14.3 billion of cash from operations, also excluding financing receivables.

Our net capital expenditures were $2.4 billion.  The year-to-year decline reflects our strategy to de-emphasize lower value content across our services and financing portfolios.  It also includes a benefit from real estate sales, which reduced our net cap ex.

We generated free cash flow of $11.9 billion in 2019, in line with our view from the beginning of the year.  And our free cash flow realization was 126 percent.  I’ll remind you our free cash flow reflects a few headwinds we’ve discussed, including the headwind in cash taxes, predominantly in the second half, the impact from Red Hat, including pre-closing financing costs, and the impacts of actions we’ve taken on our portfolio.

Looking at uses of cash, of course our largest was the acquisition of Red Hat.  We also returned over $7 billion to shareholders this year.

This includes $5.7 billion in dividends.  We’ve now increased our dividend per share for 24 consecutive years, and we remain committed to growing our dividend.  We also spent $1.4 billion on share repurchases prior to the closing of Red Hat.

Looking at the balance sheet, we ended the year with a cash balance of $9 billion.  That’s down $3 billion from a year ago, when we were increasing our cash balance in advance of the Red Hat acquisition.

Debt Update

Now let me spend a minute on our debt profile.

With the additional debt we took on to fund the Red Hat transaction, we had $73 billion in debt at the end of June, a combination of Global Financing debt, and non-financing, or what I’ll call core debt.  We suspended our share repurchases at the time of the Red Hat acquisition, allowing us to focus our strong cash generation on debt repayment.  In the fourth quarter, we reduced our debt by $3 billion, contributing to a $10 billion reduction in IBM’s core debt since June.  Our total debt now stands at $63 billion, of which core debt is $38 billion.  This puts us on track to achieve a leverage ratio consistent with a mid to high single-A rating within a couple of years.

I also want to comment on our Global Financing debt, which is fully supported by financing assets, with a leverage ratio of nine to one.  While there was no meaningful change to debt levels in the second half, we reduced our Global Financing debt by six-and-a-half billion dollars since the beginning of the year.  In February, we announced the wind down of our OEM commercial financing operations, which we essentially completed by the end of the year.  In addition to reducing our debt levels, this improved the overall credit quality of our receivables, which ended the year at 62 percent investment grade.

And as we typically do in January, I want to provide an update on the performance of our retirement-related plans.  Our U.S. plan has been frozen since 2008, and over the last several years we’ve moved our asset base to a lower risk, lower return profile.  We had strong returns this year, with just under 15 percent return on assets, well ahead of our expected returns.  At the end of 2019, in aggregate our worldwide qualified plans are funded at 102 percent, with the U.S. at 107 percent, that’s up three and two points, respectively, from a year ago.  You can see our retirement-related plans continue to be well funded.

Summary

Now let me wrap up with a few comments on 2019, and how this positions us for 2020.

We’ve been focused on the next chapter of our clients’ digital reinventions.  Up front I talked about what we’ve done in 2019 to strengthen our foundation for chapter two.  We acquired Red Hat, modernized our software portfolio, and brought these together to create the leading hybrid cloud platform.  We are introducing joint GBS and GTS offerings to help clients on their cloud journeys.  We brought new innovations to market, I mentioned Cloud Paks, the financial services public cloud, z15 and high-end storage.  We also have a leadership position in quantum, and again were the leader in U.S. patents.  At the same time, we divested some businesses that weren’t important to our success in chapter two.

And now in the fourth quarter, we had good transactional performance across our high-value software and systems.  We’re starting to realize the synergies from the combination of IBM and Red Hat in Cloud Paks, in services engagements, and in Red Hat itself.  And in services, we’re seeing good growth across GBS and GTS in the services to advise, migrate, build and manage hybrid cloud environments, along with some pressure in the traditional labor-based services.

All together, we delivered revenue growth of three percent this quarter.  With our high value mix and focus on productivity, we expanded our gross margin.  And we had strong free cash flow generation.

With this trajectory, in 2020 we expect to grow revenue, operating earnings per share and free cash flow, and expand operating gross margin.  Within that we’ll maintain a high level of investment, focused on hybrid cloud and data and AI capabilities.  We’ll drive productivity and take structural actions, especially in our GTS business.  And remember, we’ll continue to face year-to-year headwinds from the divested businesses, especially in first half, and our P&L will also still have an impact from the Red Hat non-cash purchase accounting adjustments, though less than 2019.  Looking at tax, we’d expect an operating tax rate in the range of seven to nine percent.  Like 2019, that’s an “all in” rate, including an estimate of discrete items.  Put all of this together, we expect to deliver at least $13.35 of operating earnings per share for the year.

Turning to free cash flow, we expect about twelve and a half billion dollars in 2020.  Within that, we’re expecting growth in cap ex as we continue to build out cloud capacity.  And as we said back in August, we expect Red Hat to be accretive to free cash flow, and that’s net of the incremental interest expense.

With that, let me turn it back over to Patricia for the Q&A.

Closing

Thank you, Jim.  Before we begin the Q&A, I’d like to mention a few items.  First, I’ll remind you the year-to-year growth rates we’re providing today for Red Hat are normalized, to provide comparability to Red Hat’s historical performance.  Second, we have supplemental charts at the end of the slide deck that provide additional information on the quarter and the full year.  And finally, as always, I’d ask you to refrain from multi-part questions.

So Sheila, let’s please open it up for questions.